EXHIBIT 10.2

EXPORT-IMPORT BANK FOURTH LOAN MODIFICATION AGREEMENT

This Export-Import Bank Fourth Loan Modification Agreement (this “Loan Modification Agreement”) is entered into and effective as of March 29, 2013 (the “Fourth Loan Modification Effective Date”), by and between (i) SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 380 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021 (“Bank”), (ii) ATRICURE, INC., a Delaware corporation with its chief executive office located at 6217 Centre Park Drive, West Chester, Ohio 45069 (“Atricure”), and (iii) ATRICURE, LLC, a Delaware limited liability company (“Atricure LLC”, and together with Atricure, individually and collectively, jointly and severally, the “Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of September 13, 2010, evidenced by, among other documents, a certain Export-Import Bank Loan and Security Agreement, dated as of September 13, 2010, between Borrower and Bank, as amended by a certain Export-Import Bank First Loan Modification Agreement, dated as of March 15, 2011, as amended by a certain Export-Import Bank Second Loan Modification Agreement, dated as of February 2, 2012 and as further amended by a certain Export-Import Bank Joinder and Third Loan Modification Agreement, dated as of January 30, 2013 (as amended, the “Existing Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described (i) in the Loan Agreement; (ii) in a certain Amended and Restated Loan and Security Agreement, dated as of September 13, 2010 (as amended and in effect as of the date hereof, the “Domestic Loan Agreement”); (iii) in a certain Intellectual Property Security Agreement dated as of May 1, 2009 (the “IP Agreement”) and (iv) and (iv) a certain Unconditional Guaranty dated as of September 26, 2012, a certain Guarantor Security Agreement, dated as of September 26, 2012 and the Dutch Security Documents, in each case executed by Atricure Europe, B.V., a company organized under the laws of The Netherlands and a wholly owned Subsidiary of Borrower (the documents described in the foregoing clauses (i) through (iv), together with any other collateral security granted to Bank, are collectively referred to as the “Security Documents”).

Hereinafter, the Security Documents, together with the Existing Loan Agreement and all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by deleting the following text appearing as Section 2.3(a) thereof:

“(a) Interest Rate; EXIM Advances. Subject to Section 2.3(b), the principal amount of EXIM Advances outstanding under the Revolving Line shall accrue interest at a floating per annum rate based on Borrower’s Liquidity Ratio (and the existence or non-existence of an Event of Default) as set forth below, which interest shall be payable monthly, in arrears, in accordance with Section 2.3(f) below.

Liquidity Ratio as of the end of a month and Event of Default status	Interest Rate
Greater than or equal to 2.50:1.00, and no Event of Default has occurred and is continuing	The First Tier Rate

Greater than or equal to 2.00:1.00, but less than 2.50:1.00, and no Event of Default has occurred and is continuing	The Second Tier Rate

Less than 2.00:1.00, or an Event of Default has occurred and is continuing	The Regular Rate

The rate in effect as of the Second Loan Modification Effective Date is the Second Tier Rate. Changes in the interest rate based on the Borrower’s Liquidity Ratio as provided above shall go into effect as of the first day of the month following the month in which Borrower’s financial statements are received by Bank. If, based on the Liquidity Ratio as shown in Borrower’s financial statements, there is to be an increase in the interest rate, the interest rate increase may be put into effect by Bank as of the first day of the month following the month in which Borrower’s financial statements were due, even if the delivery of the financial statements is delayed. The Regular Rate shall go into effect immediately upon the occurrence and during the continuance of an Event of Default unless Bank otherwise elects from time to time in its sole discretion to delay its effect or impose a smaller increase.”

and inserting in lieu thereof the following:

“(a) Interest Rate; EXIM Advances. Subject to Section 2.3(b), the principal amount of EXIM Advances outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate plus one and one-quarter percent (1.25%); provided, that while a Streamline Period is in effect, the principal amount of EXIM Advances outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate, which interest shall in any event be payable monthly, in arrears, in accordance with Section 2.3(f) below.

2	The Loan Agreement shall be amended by inserting the following definition in Section 13.1 thereof, in its applicable alphabetical order:

“Fourth Loan Modification Effective Date” is March 29, 2013.

4. CONDITIONS PRECEDENT. As a condition precedent to the effectiveness of this Loan Modification Agreement and the Bank’s obligation to make further EXIM Advances under the Revolving Line, the Bank shall have received the following documents prior to or concurrently with this Loan Modification Agreement, each in form and substance satisfactory to the Bank:

A.	this Loan Modification Agreement duly executed on behalf of each Borrower and signed by way of acknowledgement by Guarantor; and

B.	such other documents as Bank may reasonably request.

5. FEES. Borrower shall reimburse Bank for all legal fees and expenses incurred in connection with this Loan Modification Agreement.

6. AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file UCC financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.

7. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11. RIGHT OF SET-OFF. In consideration of Bank’s agreement to enter into this Loan Modification Agreement, Borrower hereby reaffirms and hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Silicon Valley Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12. CONFIDENTIALITY. Without limiting Section 12.10 of the Loan Agreement (which is and shall remain in full force and effect), Bank may use confidential information for the development of databases, reporting purposes, and market analysis, so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of the Loan Agreement.

JURISDICTION/VENUE. California law governs the Loan Documents, including, without limitation, this Loan Modification Agreement without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of the Loan Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS LOAN MODIFICATION AGREEMENT, THE LOAN AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

13. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Export-Import Bank Fourth Loan Modification Agreement is executed as of the Fourth Loan Modification Effective Date.

BORROWER:		BANK:

ATRICURE, INC.		SILICON VALLEY BANK

By:	/s/ M. Andrew Wade	By:	/s/ Tom Hertzberg
Name:	M. Andrew Wade	Name:	Tom Hertzberg
Title:	Chief Financial Officer	Title:	Vice President II

ATRICURE, LLC

By:	/s/ M. Andrew Wade
Name:	M. Andrew Wade
Title:	Chief Financial Officer

The undersigned, a Director of ATRICURE EUROPE, B.V., a company organized under the laws of The Netherlands and a wholly owned Subsidiary of Borrower, ratifies, confirms and reaffirms, all and singular, the terms and conditions of (i) a certain Unconditional Guarantee dated as of September 26, 2012 (the “Guaranty”) and (ii) a certain Guarantor Security Agreement, dated as of September 26, 2012 (the “Guarantor Security Agreement”), and acknowledges, confirms and agrees that the Guaranty and the Guarantor Security Agreement shall remain in full force and effect and shall in no way be limited by the execution of this Loan Modification Agreement, or any other documents, instruments and/or agreements executed and/or delivered in connection herewith.

ATRICURE EUROPE, B.V.

By:	/s/ M. Andrew Wade
Name:	M. Andrew Wade
Title:	Director

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